Exhibit 3.3

ARTICLES OF AMENDMENT

TO THE RESTATED ARTICLES OF INCORPORATION

OF

CALCASIEU REAL ESTATE & OIL CO., INC.

Calcasieu Real Estate & Oil Co., Inc., a Louisiana corporation (the “Corporation”), through its undersigned President and Chief Executive Officer, hereby certifies that:

1.       On April 19, 2005, the shareholders of at least 2/3 of the voting power of the Corporation, pursuant to La. Rev. Stat. Ann. §12:31, by a vote of 1,344,493 shareholders for and 142,104 shareholders against, there being 1,942,495 shares outstanding, voted to amend Article I of its Restated Articles of Incorporation.

2.       Article I of the Restated Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

ARTICLE I

Name

The name of the corporation is CKX Lands, Inc.

3.        Except as amended by these Articles of Amendment, the Restated Articles of Incorporation of the Corporation remain in full force and effect.

IN WITNESS WHEREOF, the undersigned President has executed these Articles of Amendment on April 19, 2005 at Lake Charles, Louisiana.

/s/ Arthur Hollins, III
Arthur Hollins, III President and Chief Executive Officer

ACKNOWLEDGMENT

STATE OF LOUISAINA

PARISH OF CALCASIEU

BEFORE ME, the undersigned authority personally came and appeared:

ARTHUR HOLLINS, III

to me known to be the person who signed the foregoing instrument as President and Chief Executive Officer of Calcasieu Real Estate & Oil Co., Inc. and who, having been duly sworn, acknowledged and declared, in the presence of the witnesses whose names are subscribed below, that he signed that instrument as his free act and deed for the purposes mentioned therein.

IN WITNESS WHEREOF, the appearer and witnesses and I have signed below in this 19th day of April, 2005.

WITNESSES:

/s/ Troy A. Freund	/s/ Arthur Hollins, III
Arthur Hollins, III President and Chief Executive Officer
/s/ Laura A. Leach

/s/ Jocelyn D. Delafose
NOTARY PUBLIC

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